UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2019

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Wall Street Burlington, MA
(Address of principal executive offices)

01803
(Zip Code)

(781) 994-0300
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 15, 2019, ArQule, Inc. (the “Company”) announced that Robert J. Weiskopf, the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer, will retire from the Company effective March 29, 2019. In connection with Mr. Weiskopf’s retirement, the Company entered into a separation agreement with Mr. Weiskopf that provides for certain benefits to Mr. Weiskopf, including (i) continued payment of base salary for an additional 12 months plus eligibility to receive a 2019 bonus at a pro-rated amount, (ii) continued participation in the Company’s medical and dental benefits for an additional 12 months and (iii) full vesting of outstanding stock options and a two-year period to exercise outstanding options (subject to earlier expiration). The separation agreement contains customary confidentiality provisions and a release of claims.

The foregoing description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the separation agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

(c) In connection with Mr. Weiskopf’s retirement, the Company’s Board of Directors appointed Marc Schegerin, M.D., as the Company Chief Financial Officer, effective March 29, 2019. Dr. Schegerin currently serves as the Company’s Senior Vice President, Head of Strategy, Finance and Communication, a position he has held since May 2018. Prior to joining the Company, Dr. Schegerin served from June 2016 to April 2018 as a Healthcare Investment Banking Director at Citigroup and from August 2014 to June 2016 as a Vice President, Healthcare Investment Banking at Merrill Lynch. From November 2013 to July 2014, Dr. Schegerin served as a Senior Director, Program Executive at Sage Therapeutics. Earlier in his career Dr. Schegerin held various positions at Goldman Sachs and Biogen. Dr. Schegerin received a B.S. from Tulane University, an M.D. from Dartmouth Medical School and an M.B.A. from the Tuck School of Business at Dartmouth College.

In addition, in connection with Mr. Weiskopf’s retirement, the Company’s Board of Directors appointed Blaine Schamber as the Company’s Principal Accounting Officer, effective March 29, 2018. Mr. Schamber currently serves as the Company’s corporate controller, a position he has held since May 2015, and served as the company’s assistant controller from 2007 until May 2016. Earlier in his career Mr. Schamber held various finance and accounting positions at AltaRex Corporation, Biomira, Deloitte and the Canadian Imperial Bank of Commerce. Mr. Schamber is a registered CPA and received his MBA and BSc (biochemistry) from the University of Alberta.

(e) On March 12, 2019, the Company’s Compensation, Nominating and Governance Committee approved an extension of the expiration dates of the employment agreements for each of Paolo Pucci, the Company’s Chief Executive Officer, Peter Lawrence, the Company’s President and Chief Operating Officer and Brian Schwartz, the Company’s Chief Medical Officer. Upon execution of an amendment to each employment agreement, the respective expiration dates will be extended until March 31, 2022. Apart from this extension of the term, no other changes are being made to any of the employment agreements. Copies of the amendments will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Item 7.01. Regulation FD Disclosure.

On March 7, 2019, during its fourth quarter earnings call, the Company reported that one patient in cohort 7 of its Phase 1 trial with ARQ 531 dosed at 65mg QD experienced a grade 3 rash that was determined to be a dose limiting toxicity. It was further reported that Cohort 7 had been expanded per protocol, and that two additional patients had already cleared the 65mg QD dose. On March 12, 2019, the safety assessment of the expanded cohort was completed, and the 65 mg QD dose was cleared for safety. As a result, the Company now intends to open cohort 8 and dose patients at 75mg QD as well as dose increase existing patients in cohort 6 from 45mg to 65mg QD.

The information set forth in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press release dated March 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

March 15, 2019	/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer